EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Celanese Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of Celanese Corporation of our report dated February 12, 2010, with respect to the consolidated balance sheets of Celanese Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Celanese Corporation.

Our report dated February 12, 2010 contains explanatory paragraphs related to the Company's adoption of Financial Accounting Standards Board (FASB) Staff Position No. 132(R)-1, Employers' Disclosures about Postretirement Benefit Plan Assets (included in FASB Accounting Standards Codification (ASC) Subtopic 715-20, Defined Benefit Plans), which was adopted during the year ended December 31, 2009, to the Company's adoption of FASB Statement of Financial Accounting Standards No. 157, Fair Value Measurements (included in FASB ASC Subtopic 820-10, Fair Value Measurements and Disclosures), which was adopted during the year ended December 31, 2008, and to the Company's adoption of FASB Interpretation No.48, Accounting for Uncertainties in Income Taxes (included in FASB ASC Subtopic 740-10, Income Taxes), which was adopted during the year ended December 31, 2007.

/s/ KPMG LLP

Dallas, Texas
April 28, 2010